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                                                                     EXHIBIT (L)
                                BROWN & WOOD LLP
                             ONE WORLD TRADE CENTER
                         NEW YORK, NEW YORK  10048-0557



                                             January 26, 1999

MuniHoldings Florida Insured Fund IV
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Dear Sirs:

     This opinion is furnished in connection with the registration by MuniHoldings Florida Insured Fund IV, a Massachusetts business trust (the "Fund"), of shares of beneficial interest, par value $.01 per share (the "Shares"), under the Securities Act of 1933, as amended, pursuant to a registration statement on Form N-2 (File No. 333-68393), as amended (the "Registration Statement"), in the amounts set forth under "Amount Being Registered" on the facing page of the Registration Statement.

     As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Declaration of Trust, as amended, of the Fund, the By-laws of the Fund, and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable common shares of beneficial interest of the Fund.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

                                             Very truly yours,

                                             /s/ Brown & Wood LLP